PA SERS response to questions regarding an CR/NS merger

Q. What are the job impact implications of the Norfolk Southern proposal?

o The CSX and Conrail systems are duplicative (see enclosed rail maps) in many areas. This means redundancies, particularly in PA, MD, DE, and OH, and thus major job losses if CSX acquires Conrail. As the Conrail and Norfolk Southern rail systems complement each other, job losses will be less in the Norfolk Southern proposal.
o In the long term, Norfolk Southern expects the Norfolk Southern-Conrail combination to generate substantial new business and increased job security.

Q. What are the potential implications of your proposal on PA state tax revenue (vs. a stand-alone Conrail)?

   Due to Norfolk Southern's limited presence in the State of Pennsylvania, if Norfolk Southern successfully merges with Conrail we project tax revenues in the State of Pennsylvania to increase. Income taxes should remain at Conrail's current level with an increase in taxes corresponding to an expected increase in operating income after the merger. Property taxes in Pennsylvania also are expected to increase a minimum of 15%. In addition, we project an increase in franchise taxes in Pennsylvania.

Q. Are there any provisions in the Norfolk Southern plan which could enhance economic development at the Port of Philadelphia?

o A new high-tech multimodal terminal is planned for the old Philadelphia Navy Yard, which has been discussed with the Mayor of Philadelphia.
o RoadRailer(R) trains, via the NS and CR bimodal subsidiary Triple Crown Services Co., will provide truck competitive service to midwest and southern destinations.
o A Norfolk Southern-Conrail combination will provide the only doublestack container service from the Port of Philadelphia to and from the southeast.
o Norfolk Southern brings superior intermodal experience to the Port of Philadelphia. NS intermodal growth more than doubles the growth of the industry average while Conrail reaches the mean and CSX lags far behind(since 1988).

Q. Have job security issues been discussed under your plan?

o As discussed, since the Norfolk Southern and Conrail systems complement each other, job losses are expected to be less than in a CSX-Conrail combination.
o Federal law mandates application of standard labor protection in rail mergers. These conditions protect rail employees against merger related adverse effects.
o As the pension plans of both Conrail and Norfolk Southern are overfunded, retirement security is ensured, while the CSX pension fund has been on the Pension Benefit Guarantee Corporation's list of "Top Fifty Companies with the Largest Underfunded Pension Liability." Conrail employees should not want their retirement plan commingled with CSX.

Q. In the public media, CSX appears to be committed to the merged corporate headquarters in a Philadelphia location. Does your plan provide for a similar framework as your rival bidder?

o CSX's headquarters in Richmond, VA, employs under 200 people, and a Philadelphia headquarters under CSX ownership would require no more jobs and perhaps fewer. CSX has made no guarantees regarding the other Philadelphia-based Conrail jobs--they could go to Jacksonville, FL, where CSX's operations are centralized.

o In a letter to Conrail's board of directors (October 23, 1996), Norfolk Southern Chairman, President and CEO David R. Goode indicated that Norfolk Southern would be willing to consider the location of a merged corporate headquarters in Philadelphia. A copy of the letter is attached.

Q. In addition to the valuation differences between the CSX and Norfolk Southern offers, what do you feel are the most compelling reasons for a Norfolk-Conrail vs. a CSX-Conrail combination?

o A Norfolk Southern-Conrail combination encourages a balanced competitive structure for Eastern railroad service with two rail systems of comparable size and scope. It acknowledges that large markets must be served by more than one railroad; that ownership of major trunk lines and effective terminal access are required for true competition; and that competition is weakened when less than fair value is paid for assets (see enclosed Principles of Balanced Rail Competition).
o A Norfolk Southern-Conrail combination will create a stronger, more competitive eastern transportation market and a far more balanced freight rail system than the proposed CSX-Conrail merger. A combined CSX-Conrail will control almost 70% of the total of CSX, Conrail and NS rail freight, resulting in extreme market dominance. A Norfolk Southern-Conrail combination will not dominate eastern freight.
o Important markets, including New York, Northern New Jersey, Boston, Pittsburgh, Philadelphia, Wilmington and Youngstown, will only have one Class I carrier service in a CSX-Conrail combination (an effectual monopoly). A Conrail-Norfolk Southern combination will preserve (and possibly enhance) two carrier service in these and many other areas, allowing shippers a choice for rail service.
o Conrail customers will obtain better access to the Southeast and improved single system coverage in the East. Also, Conrail customers will benefit from a combination with Norfolk Southern, widely acclaimed as the safest, most efficient and best managed railroad.
o In addition to competitive pricing resulting from volume efficiencies, Norfolk Southern-Conrail will provide a level of service that only a broad network can provide. We will be able to undertake more initiatives such as our recent vehicle distribution agreement with Ford. We will be able to improve intermodal service between the Northeast and Southeast, making our intermodal network more competitive with alternative truck services.



   [On the first page appears a map of the eastern half of the United States, entitled "NS and CR Systems," which shows the reach of Parent's and the Company's track systems.]

   [On the second page appears a map of the eastern half of the United States, entitled "CSXT and CR Systems," which shows the reach of CSX's and the Company's track systems.]

   [On the third page appears a map entitled "Pennsylvania" with details of certain locations in Pennsylvania served by tracks and stations of the Company, CSX, and Parent.]



                                     Principles of Balanced Rail Competition

                                           Norfolk Southern's Commitment
                                                  to NS/CR Customers


1.  Competition Requires Rail Systems of Comparable Size and Scope

           Railroads compete with each other, not just trucks
           Balance between railroads must not be eliminated by mergers Customers demand full rail route networks
           Mergers should result in balance within regions, not dominance

2.  The Largest Markets Must be Served by (at least) Two Large Railroads

           Major markets require competitive service
           Rail mergers should not be an excuse to control a market Competition at ports is especially important
           Lack of competition has disadvantaged Northeastern markets Routes and terminals must be adequate to protect competition

3.  Owned Routes are Essential to Competition

           Railroads need to control their major trunk-line routes
           Route ownership enables competition on safety, price and service Competition on major corridors, such as New York/Philadelphia
              -Chicago, should be over owned routes
           Trackage rights do work for short-distance industrial access, and as shortcuts between owned lines

4.  Competition Depends on Effective Terminal Access

           The rail network is anchored by terminals and yards
           Terminals are just as important to competition as routes Competitors must have the right to buy or build their own terminal facilities

5.  Competition is Not Free

           Competitors must make a commitment to owning lines and
              terminals
           NS/CR will not subsidize its competitors
           Competitors must pay a fair portion of the overall purchase price

   [On this page and for the three pages following appears a letter to all rail shippers from Parent, dated October 29, 1996. An identical version of this letter, except for a change of the date to October 28, was previously filed as exhibit (a)(12) to the Schedule 14D-1.]

   [On this page and for the three pages following appears a letter from David R. Goode to the Board of Directors of the Company, dated
   October 23, 1996. An identical version of this letter was previously filed as part of exhibit (a)(7) to the Schedule 14D-1.]

   [On this page and for the five pages following appears the text of a speech made to the Salomon Brothers Transportation Conference on November 12, 1996, by David R. Goode. The text of this speech was previously filed as exhibit (a)(38) to the Schedule 14D-1, and was also filed previously under Rule 14a-6(b) promulgated under the Securities Exchange Act of 1934, as amended, as soliciting materials of Parent in connection with a special meeting of shareholders of the Company.]